Exhibit 10.12

Wescom Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy of Wescom Inc., a corporation incorporated under the Province of Ontario (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors to join the Company’s board of directors (the “Board”) who are not employees or officers of the Company or its subsidiaries and are not affiliated with stockholders of the Company that own greater than five percent (5%) of the equity securities of the Company (each, a “Non-Employee Director”). In furtherance of the purpose stated above, all Non-Employee Directors shall be paid compensation for services provided to the Company as set forth herein. All dollar amounts set forth herein are stated in United States currency.

Cash Retainers

Annual Retainer for Board Membership: $25,000 for general availability and participation in meetings and conference calls of the Board.

Additional Retainers for Committee Membership:

Committee	Position	Annual Compensation ($)
Audit	Chair	$20,000
	Member	$7,000
Compensation	Chair	$10,000
	Member	$5,000
Nomination and Governance	Chair	$5,000
	Member	$3,000

Equity Retainers

Upon initial election to the Board: An option to purchase 20,000 common shares (the “Initial Option Grant”) in the capital of the Company to each new Non-Employee Director. The Initial Option Grant shall vest in accordance with the following schedule:

(a)	one-third of the Initial Option Grant shall vest on the first anniversary of the day the Non-Employee Director is appointed to the Board;

(b)	one-third of the Initial Option Grant shall vest on the second anniversary of the day the Non-Employee Director is appointed to the Board; and

(c)	one-third of the Initial Option Grant shall vest on the third anniversary of the day the Non-Employee Director is appointed to the Board.

The Company may at its sole discretion grant additional options to purchase common shares in the capital of the Company based on the performance of Non-Employee Director in his or her role as a director of the Company.

On the date of the Company’s Annual Meeting of Stockholders: Each continuing Non-Employee Director will receive an option (the “Annual Option Grant”) to purchase 5,000 common shares in the capital of the Company. The Annual Option Grant shall fully vest in full on the first anniversary of the grant date.

The specific terms and conditions of all options granted are governed by the Company’s stock option plan in place from time to time and the agreement between the Company and the Non-Employee Director, as applicable.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Non-Employee Directors in attending meetings of the Board or any committee of the Company.